Exhibit 99.1

[US BANK LOGO]

100 Wall Street
Suite 1600
New York, NY  10005


Date Established for Termination of Corporate Backed Trust Certificates, Royal
                & Sun Alliance Bond-Backed Series 2002-2 Trust


NEWS RELEASE - IMMEDIATE - February 12, 2007:

      On February 5, 2007, Corporate Backed Trust Certificates, Royal & Sun Alliance Bond-Backed Series 2002-2 Trust (the "Trust"), which was established by Lehman ABS Corporation, announced that it must be terminated in accordance with the terms of the trust agreement. Notices were sent to the registered holders of the Class A-1 Certificates (CUSIP Number 21988G510*; NYSE Listing
XKR), the Class A-2 Certificates (CUSIP Number 21988GBN5*) and the call warrants related to the Class A-1 Certificates and the Class A-2 Certificates informing such investors of call rights, optional exchange rights and/or rights to receive underlying securities in connection with the termination of the Trust. U.S. Bank Trust National Association, as Trustee, under the Standard Terms for Trust Agreements dated as of January 16, 2001, as supplemented by the Series Supplement dated as of February 21, 2002 (the "Trust Agreement") in respect of the Trust received a call notice from the holder of call warrants exercising the right to purchase all of the outstanding certificates at their related call prices on February 21, 2007 (the "Call Date").

      THE EXERCISE OF THE CALL WARRANTS IS CONDITIONAL UPON RECEIPT BY THE TRUSTEE OF THE WARRANT EXERCISE CALL PRICE WITH RESPECT TO SUCH EXERCISE ON THE CALL DATE. THERE CAN BE NO ASSURANCE THAT THE CALL WARRANTS WILL IN FACT BE EXERCISED ON THE CALL DATE.

      If the Trustee receives the call price by 10:00 a.m. (New York City time) on the Call Date, the Trust will be terminated on February 21, 2007 and, upon receipt of the call price, the Class A-1 Certificates and the Class A-2 Certificates will be redeemed in full on the Call Date. Holders of the Class A-1 Certificates will receive the full $25.00 par amount per Class A-1 Certificate plus any accrued interest thereon.

      This press release is being issued by U.S. Bank Trust National Association as trustee of the Trust. For more information about the trust termination, please contact David J. Kolibachuk of U.S. Bank Trust National Association at 212-361-2459.

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*U.S. Bank shall not be held responsible for the selection or the use of the
CUSIP number, nor is any representation made as to its correctness indicated in this notice. It is included solely for the convenience of the certificateholders.